As filed with the Securities and Exchange Commission on July 1, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	73-1352174
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10701 E. Ute Street

Tulsa, Oklahoma 74116-1517

(918) 838-8822

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George L. Austin

Vice President

10701 E. Ute Street

Tulsa, Oklahoma 74116-1517

(918) 838-8822

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry Sandel, Esq.

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

320 S. Boston Ave. Suite 400

Tulsa, Oklahoma 74103

(918) 594-0400

Facsimile: (918) 594-0505

Approximate date of commencement of proposed sale to the public:    From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Security (2)	Aggregate Maximum Offering Price(2)(5)(6)	Amount of Registration Fee
Common Stock, $0.01 par value per share (3)	N/A		$125,000,000	$15,838.00
Preferred Stock, $0.01 par value per share (4)	N/A
Debt Securities	N/A
Warrants	N/A

(1)	Any securities registered hereunder may be sold separately or as a unit with other securities registered hereunder.
(2)	The proposed offering price per unit will be determined from time to time by Matrix Service Company in connection with each sale by Matrix Service Company of the securities registered hereunder.
(3)	Includes shares of Matrix Service Company’s common stock that may be issued upon conversion of any convertible preferred stock, upon conversion or exchange of any convertible debt securities or upon the exercise of any warrants registered hereby, as well as an indeterminate number of shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. This registration statement also relates to rights to purchase shares of Series B Junior Participating Preferred Stock of the registrant attached to the registrant’s common stock issued pursuant to the terms of the registrant’s rights agreement, dated as of November 2, 1999. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by certificates of the common stock and will be transferred with and only with the common stock. Because no separate consideration is paid for the rights, the registration fee for the rights is included in the registration fee for the common stock.
(4)	Includes shares of Matrix Service Company’s preferred stock that may be issued upon conversion or exchange of any convertible debt securities or exercise of any warrants registered hereby, as well as an indeterminate number of shares that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(5)	Excludes accrued interest and dividends, if any, and estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(6)	In no event will the aggregate maximum offering price of the securities issued by Matrix Service Company from time to time pursuant to this registration statement exceed $125,000,000. Such amount represents the offering price of any common stock or preferred stock and the issue price of any debt securities or warrants.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its Effective Date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated July 1, 2004

PROSPECTUS

$125,000,000

MATRIX SERVICE COMPANY

Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer up to $125,000,000 of our common stock, preferred stock, debt securities or warrants from time to time.

Each time we sell securities, we will provide you with the specific terms of the securities being offered in one or more prospectus supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the Nasdaq National Market under the symbol “MTRX.” On June 30, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $9.15 per share.

The securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. We reserve the sole right to accept, and together with our dealers or agents, from time to time, to reject in whole or in part any proposed purchase of the securities to be made directly or through dealers or agents. See “Plan of Distribution” beginning on page 30 of this prospectus. If any agents, underwriters or dealers are involved in the sale of any securities, we will disclose their names and any applicable fees, commissions or discounts in a prospectus supplement. Each prospectus supplement will provide the terms of the plan of distribution relating to the securities covered by that prospectus supplement.

We will not use this prospectus to offer or sell any securities unless it is accompanied by a prospectus supplement.

Investing in the securities involves risks. See “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $125,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities we are offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Matrix Service Company”, “Matrix”, “we”, “us”, “our”, or similar references mean Matrix Service Company and its subsidiaries on a consolidated basis.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimate” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Any or all of our forward-looking statements in this prospectus and the documents incorporated by reference herein, and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include those described under “Risk Factors,” elsewhere in this prospectus as well as those contained in documents incorporated by reference into this prospectus:

We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

OUR COMPANY

We provide construction services and repair and maintenance services principally to the power and petroleum related industries, which includes facilities for the generation (fossil, hydro, and nuclear) and transmission of power, petroleum refineries and petroleum and natural gas products storage, terminals and pipelines. We believe that we excel as a full-service contractor, providing our clients with superior service through qualified professionals, technical expertise, skilled craftsmen, and excellent project management. Our construction services include turnkey/grassroots projects, plant expansions/relocations, terminals/bulk storage facilities, new tank construction, heavy hauling, American Society of Mechanical Engineers code work/welding, rigging, and millwrighting. Our repair and maintenance services include plant maintenance, turnaround services, outages, industrial cleaning, hydroblasting, substation and aboveground storage tank repair/maintenance.

We are a Delaware corporation. Our principal offices are located at 10701 E. Ute St., Tulsa, Oklahoma 74116-1517. Our telephone number is (918) 838-8822. Our internet web site address is http://www.matrixservice.com. Information on our web site is not part of this prospectus.

RISK FACTORS

Before making any decision to invest in our securities, you should carefully consider the following factors in addition to the other information contained in this prospectus, including information incorporated by reference in this prospectus. If any of the following risks actually occur, it could have a material adverse effect upon our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also occur and cause a material adverse effect upon our business, financial condition and results of operations. As a result, the trading price or value of our securities could decline, and you could lose part or all of your investment.

Risks Relating To Our Business

Demand for our products and services is cyclical and is vulnerable to downturns in the industries and markets which we serve as well as conditions in the general economy.

The demand for our products and services depends significantly upon the existence of construction and repair and maintenance projects in the power and petroleum related industries in the United States and Canada. These projects may relate to power generation and transmission facilities, petroleum refineries and petroleum and natural gas products storage facilities, terminals and pipelines. Together, these industries accounted for approximately 99%, 98% and 97% of our total revenues for our fiscal years ended May 31, 2002, May 31, 2003 and for the nine months ended February 29, 2004, respectively. Power industry related revenues account for approximately 55% of total revenues for the nine months ended February 29, 2004, as compared to approximately 10% in fiscal year 2003, primarily due to our acquisition of the Hake Group in March 2003.

These markets historically have been, and likely will continue to be, cyclical in nature and vulnerable to general downturns in the United States and Canadian economies, which could adversely affect the demand for our products and services. Occasionally, the timing of the demand for our products and services in certain of these markets, such as power generation facilities and petroleum refineries, can also be adversely affected during periods of strong economic growth as customers may postpone closing their facilities for maintenance, repair, turnaround or expansion projects while demand for their products remains high.

As a consequence of these and other factors, our results of operations have varied and are likely to continue to vary significantly depending on the demand for future projects from these industries.

Our results of operations depend upon the award of new contracts and the timing of those awards.

Our revenues are derived primarily from contracts awarded to us on a project-by-project basis. Generally, it is very difficult to predict whether and when we will be awarded a new contract since each potential contract typically involves a lengthy and complex bidding and selection process that may be affected by a number of factors, including changes in existing or assumed market conditions, financing arrangements, governmental approvals and environmental matters. Because our revenues are derived primarily from these contracts, our results of operations and cash flows can fluctuate materially from period to period depending on the timing of contract awards.

Uncertainties associated with the timing of contract awards also can increase our cost of doing business. For example, we may decide to maintain and bear the cost of a workforce in excess of our current contract needs in anticipation of future contract awards. If an expected contract award is delayed or not received, we could incur costs in maintaining an idle workforce that may have a material adverse effect on our results of operations.

The terms of our contracts could expose us to absorbing unforeseen costs and costs not within our control, which may not be recoverable and could adversely affect our business and financial results.

While the percentages may vary from period to period, over the long term, approximately 50% of our revenues have been derived from fixed-price contracts and 50% from cost-plus contracts. We expect this ratio to continue. Under fixed-price contracts, we agree to perform the contract for a fixed-price and, as a result, can realize our expected profit or improve our profit from superior contract execution, productivity, worker safety and other factors resulting in costs savings. However, we may incur cost over-runs above the approved contract price, which may not be recoverable. Under certain incentive fixed-price contracts, we share with the customer any savings we are able to generate up to a negotiated or target ceiling. When costs exceed the negotiated ceiling price, we may be required to absorb some or all of the cost over-runs.

Fixed-price contract prices are established based in large part upon estimates and assumptions relating to project scope and specifications. These estimates and assumptions may prove inaccurate or conditions may change, sometimes due to factors not within our control, resulting in cost over-runs that could have a material adverse effect on our business, financial condition and results of our operations. In addition, our profits from these contracts could decrease and we could experience losses if we incur difficulties in performing the contracts or are unable to secure fixed-pricing commitments from our manufacturers, suppliers and subcontractors at the time we enter into fixed-price contracts with our customers.

Under cost-plus contracts, we perform our services for agreed upon reimbursable costs and labor rates plus a profit, where the profit either is expressed as a percentage of our costs actually incurred for reimbursables and labor or is factored into the labor rate quoted in the contract. Some cost-plus contracts provide for the customer’s review of the accounting and cost control systems used by us to calculate these labor rates and to verify the accuracy of the reimbursable costs invoiced. These reviews could result in reductions in amounts previously billed to the customer and in an adjustment to amounts previously reported by us as our profit on the contract.

Many of our contracts require us to satisfy specified progress milestones or performance standards in order to receive payment for the work completed or the equipment or supplies procured prior to achieving the applicable milestone or standard. As a result of these types of arrangements, we may incur significant costs or perform significant amounts of services prior to receipt of payment. If the customer decides not to complete the project or if the customer defaults on its payment obligations, we may be unable to collect payment of amounts due to us for costs previously incurred or for amounts previously expended to purchase equipment or supplies. In addition, we may incur costs or penalties to our subcontractors and suppliers in canceling our commitments to them.

Many of our customers for power generation projects are project-specific entities that do not have significant assets other than their interests in the project and the credit worthiness of their parent entity which typically guarantees the obligations of the project-specific entity. It may be difficult for us to collect amounts owed to us by these customers and their more credit-worthy parent company. If we are unable to collect amounts owed to us for these matters, we may be required to record a charge against previously recognized earnings related to the project and our liquidity and financial condition could be adversely affected.

We may encounter difficulties during the course of performing our contracts that may result in additional costs to us and reductions in our revenues and earnings that could have an adverse effect upon our financial results.

Many of our construction and repair and maintenance projects are performed over extended periods of time and often involve complex design and engineering specifications. These projects often require us to provide extensive project management, obtain machinery, equipment, materials and services from third parties or the customer and incur increased costs related to changes in project scope. We may encounter difficulties in obtaining these products and services on a timely basis. In some cases, these third-party products may not perform as expected or the services delivered may not meet contract specifications. These performance failures and other factors, some of which are beyond our control, may result in delays and additional costs to us including, in some cases, the cost of procuring alternate product or service providers, which may adversely impact our ability to complete a project on budget and in accordance with the original delivery schedule. To the extent these and the other matters referred to in the next paragraph arise, we may seek to recover from the responsible party any increased costs incurred by us.

In certain circumstances, we guarantee project completion or achievement of certain acceptance and performance testing levels by a scheduled date. Failure to meet schedule or performance requirements could result in additional costs to us, including the payment of contractually agreed liquidated damages. The amount of such additional costs could exceed our profit margins on the project. While we may seek to recover these amounts as claims from the supplier, vendor, subcontractor or other third party responsible for the delay or for providing non-conforming products or services, we cannot assure you that we will recover all or any part of these costs in all circumstances. Performance problems for existing and future projects could cause our actual results of operations to differ materially from those anticipated by us and could damage our reputation within our industry and our customer base.

Our use of percentage-of-completion accounting for fixed-price contracts and our reporting of profits for cost-plus contracts prior to contract completion could result in a reduction or elimination of previously reported profits.

A material portion of our revenues are recognized using the percentage-of-completion method of accounting. The percentage-of-completion accounting practices that we use result in our recognizing fixed-price contract revenues and earnings ratably over the contract term in the proportion that our actual costs bear to our estimated contract costs. The earnings or losses recognized on individual fixed-price contracts are based on estimates of contract revenues, costs and profitability. We review our estimates of contract revenues, costs and profitability on an on-going basis. Prior to contract completion, we may adjust our estimates on one or more occasions as a result of change orders to the original contract, collection disputes with the customer on amounts invoiced or claims against the customer for increased costs incurred by us due to customer-induced delays and other factors.

Contract losses are recognized in the fiscal period when the loss is determined. Contract profit estimates are also adjusted in the fiscal period in which it is determined that an adjustment is required. No restatements are made to prior periods. Further, a number of our contracts contain various cost and performance incentives and penalties that impact the earnings we realize from our contracts, and adjustments related to these incentives and penalties are recorded in the period when estimable or finalized, which is generally during the latter stages of the contract.

As a result of the requirements of the percentage-of-completion method of accounting, the possibility exists, for example, that we could have estimated and reported a profit on a contract over several prior periods and later determined, usually near contract completion, that all or a portion of such previously estimated and reported profits were overstated. If this occurs, the full aggregate amount of the overstatement will be reported for the period in which such determination is made, thereby eliminating all or a portion of any profits from other contracts that would have otherwise been reported in such period or even resulting in a loss being reported for such period.

Our financial loss exposure on cost-plus contracts is generally limited to a portion of our profit on the contract. However, it is possible that the customer could successfully dispute the costs we believe we incurred on the contract or assert that our costs were excessive for reasons such as poor project management or labor productivity. In addition, some cost-plus contracts contain penalty provisions which require us to pay amounts to the customer for failure to achieve certain milestones or performance standards. To the extent we are not able to recover the full amount of our costs under a cost-plus contract, including as a result of payments by us under contract penalty provisions, there would be a reduction, or possibly an elimination, of previously recognized and reported earnings. In certain circumstances it is possible that such adjustments could be material to our operating results.

We may incur significant costs in providing services in excess of original project scope without having an approved change order.

After commencement of a contract, we may perform, without the benefit of an approved change order from the customer, additional services requested by the customer for services that were not contemplated in our contract bid due to a change of mind by the customer or to incomplete or inaccurate engineering, project specifications and other similar information provided to us by the customer. Our construction contracts generally require the customer to compensate us for additional work or expenses incurred under these circumstances.

A failure to obtain adequate compensation for these matters could require us to record in the current period an adjustment to revenue and profit recognized in prior periods under the percentage-of-completion accounting method. Any such adjustments, if substantial, could have a material adverse effect on our results of operations and financial condition, particularly for the period in which such adjustments are made. While we believe that our success in obtaining mutually satisfactory approved change orders from our customers has been comparable to the experience of our competitors, we cannot assure you that we will be successful in obtaining, through negotiation, arbitration, litigation or otherwise, approved change orders from customers to pay us amounts adequate to compensate us for our additional work or expenses.

Actual results could differ from the estimates and assumptions that we use to prepare our financial statements.

To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions, as of the date of the financial statements, which affect the reported values of assets, liabilities, revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimation by our management include:

•	contract expenses and profits and application of percentage-of-completion accounting;

•	costs and estimated earnings in excess of billings on uncompleted contracts;

•	provisions for uncollectible receivables and other collection disputes with customers for invoiced amounts;

•	the amount and collectibility of claims against customers, third-party suppliers, subcontractors and others for increased costs incurred by us that were caused by the actions or inactions of these parties, such as increased costs due to delays in their performance or to the failure of machinery, equipment and supplies to perform to agreed specifications;

•	provisions for income taxes and related valuation allowances;

•	recoverability of goodwill;

•	valuation of assets acquired and liabilities assumed in connection with business combinations; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

Our actual results could differ from these estimates.

If we are unable to attract and retain qualified personnel, and in particular, project managers, our ability to manage the performance of our contracts and our business will be harmed, which would impair our future revenues and profitability.

Our ability to attract and retain qualified engineers, skilled craftsmen and other experienced professional personnel in accordance with our needs will be an important factor in determining our future profitability. The market for these professionals is competitive and the supply extremely limited, and we cannot assure you that we will be successful in our efforts to retain these personnel or to attract them when needed. Therefore, when we anticipate or experience growing demand for our services and those of our competitors, we may incur the cost of maintaining a professional staff in excess of our current contract needs in an effort to have available sufficient qualified personnel to address this anticipated demand.

Competent and experienced project managers are especially critical to the profitable performance of our contracts, and in particular, on our fixed-price contracts where superior execution of the contract can result in profits greater than originally estimated or where inferior contract execution can reduce or eliminate estimated profits or even produce a loss. Our project managers are involved in all aspects of contracting and contract performance including, among other things:

•	supervising the bidding process, including providing estimates of significant cost components such as material and equipment needs and the size and composition of the workforce;

•	negotiating contracts;

•	supervising contract performance, including performance by our employees, subcontractors and other third party suppliers and vendors;

•	determining the percentage of contract completion that is used by us to estimate amounts that can be reported as revenues and earnings on the contract under the percentage-of-completion method of accounting;

•	negotiating requests for change orders and the final terms of an approved change order; and

•	determining and documenting claims by us for increased costs incurred due to the failure of customers, subcontractors and other third-party suppliers of equipment and materials to perform on a timely basis and in accordance with contract terms.

If we must write off a significant amount of intangible assets, our earnings will be negatively impacted.

Because we have grown in part through acquisitions, goodwill and other acquired intangible assets represent a substantial portion of our assets. Goodwill was approximately $49.7 million, or 24% of our total assets, as of February 29, 2004. If we make additional acquisitions, it is likely that we will record additional intangible assets. A determination that a significant impairment has occurred in the value of our unamortized intangible assets could require us to write off a substantial portion of our assets. Such a write-off could materially adversely affect our financial condition and results of operations.

We are and will continue to be involved in litigation, which will increase our costs and if adversely determined, could have a material adverse effect on our financial condition or results of operations.

We have been and may from time to time be named as a defendant in legal actions claiming damages in connection with the operation of our business and other matters. These are typically actions that arise in the normal course of our performing services on construction sites, including employment-related claims, claims for personal injury and claims for property damage. We may also be a plaintiff or a defendant in contractual disputes with customers, suppliers and subcontractors that normally involve payment and collection disputes and claims relating to the timeliness of performance and the quality and performance of equipment, materials, design or other services provided by us or our subcontractors and third-party suppliers. We maintain insurance against operating hazards in amounts that we believe are customary in our industry. However, our insurance has deductibles and exclusions of coverage so we cannot provide assurance that we are adequately insured against all the types of risks that are associated with the conduct of our business. If litigation were to arise, regardless of its outcome, it could result in substantial expense to us, significantly divert the efforts of our management and disrupt or otherwise severely impact our relationships with current or potential customers. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our financial condition and results of operations. In addition to legal costs in connection with litigation involving payment and collection disputes with customers, we will incur interest costs resulting from drawing higher levels of debt under our revolving line of credit due to the failure to receive payment for disputed claims and accounts.

Our projects expose us to potential professional liability, product liability, warranty and other claims, which could be expensive, damage our reputation and harm our business. We may not be able to obtain or maintain adequate insurance to cover these claims.

We construct, perform services at and, to a lesser extent, engineer large industrial facilities in which accidents or system failures can be disastrous. Any catastrophic occurrence in excess of our insurance limits at locations engineered or constructed by us or where our products are installed or services performed could result in significant professional liability, product liability, warranty and other claims against us by our customers, including claims for cost over-runs and the failure of the project to meet contractually specified milestones or performance standards. Further, the rendering of our services on these projects could expose us to risks to, and claims by, third parties and governmental agencies for personal injuries, property damage and environmental matters, among others. Any claim, regardless of its merit or eventual outcome, could result in substantial costs to us, a substantial diversion of management’s attention and adverse publicity, particularly for claims relating to environmental matters where the amount of the claim could be extremely large. Insurance coverage is increasingly expensive. We may not be able to obtain or maintain adequate protection against the types of claims described above. If we are unable to obtain insurance at acceptable cost or otherwise protect against the claims described above, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position.

We are susceptible to adverse weather conditions in our regions of operation, which may harm our business and financial results.

Our business may be adversely affected by severe weather, particularly in the Northeastern, East Coast and Mid-west regions of the United States where we have significant operations. Repercussions of severe weather conditions may include:

•	curtailment of services;

•	suspension of operations;

•	weather related damage to our facilities;

•	inability to deliver machinery, equipment and materials to jobsites in accordance with contract schedules; and

•	loss of productivity.

Adverse events could negatively affect our liquidity position.

We cannot assure you that we will have sufficient liquidity or the credit capacity to meet all of our cash needs if we encounter significant working capital requirements, including the requirement to carry our costs included in uncollected accounts receivable, collection disputes, claims for increased costs caused by others, unapproved change orders and costs incurred in excess of contract billings.

Insufficient liquidity could have important consequences to us. For example, we could:

•	have reduced operating flexibility due to restrictions which could be imposed by our creditors, including restrictions on incurring additional debt, creating liens on our properties and paying dividends;

•	have less success in obtaining new work if our sureties or our lenders were to limit our ability to provide new performance bonds or letters of credit for our projects;

•	be required to dedicate a substantial portion of cash flows from operations to the repayment of debt and the interest associated with that debt, particularly in the event of significant increases in interest rates as a substantial amount of our debt is at floating rates;

•	fail to comply with the terms of our credit facility;

•	lose the services of our skilled craftsmen and other experienced professionals;

•	be restricted in our ability to bid for new work that would require significant up-front expenditures for mobilization, equipment and raw materials; and

•	experience difficulty in financing future acquisitions and/or continuing operations.

All or any of these consequences could place us at a disadvantage as compared with competitors with greater liquidity. This could have a negative impact upon our financial condition and results of operations.

Work stoppages and other labor problems could adversely affect us.

Some of our employees in the United States are represented by labor unions. A lengthy strike or other work stoppage on any of our projects could have a material adverse effect on our business and results of operations due to an inability to complete contracted projects in a timely manner. From time to time we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future.

We may incur unexpected liabilities associated with our acquisition of the Hake Group, Inc.

In March 2003, we acquired all of the capital stock of Hake Group, Inc. and its subsidiaries. Pursuant to the acquisition agreement, the former shareholders of Hake Group, Inc. indemnified us against certain liabilities related to the ownership and operation of the business prior to our acquisition. A portion of the acquisition purchase price consisted of promissory notes in the aggregate principal amount of $10 million which serve as collateral for the indemnification obligations of the former Hake Group shareholders. These notes are payable in increasing annual installments over five years which, in turn, gradually reduces the amount of collateral remaining to secure any indemnification claims. We cannot assure you that the remaining outstanding principal amount of these notes will be adequate to cover any valid indemnification claims or any exposure related to the indemnified liabilities.

There are integration and consolidation risks associated with our growth strategy. Future acquisitions may also result in significant transaction expenses and risks associated with entering new markets and we may be unable to profitably operate our business.

An aspect of our growth strategy has been, and continues to be, to grow through acquisitions. Our objective is to pursue strategic acquisitions in markets where we currently operate as well as in markets in which we have not previously operated. We may have difficulties identifying attractive acquisition candidates or we may be unable to acquire desired businesses on economically acceptable terms. Additionally, existing or future competitors may desire to compete with us for acquisition candidates that may have the effect of increasing acquisition costs or reducing the number of suitable acquisition candidates. We may not have the financial resources necessary to consummate any acquisitions or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to the integration and consolidation risks described above. We may not have sufficient management, financial and other resources to integrate future acquisitions. In the event we are unable to complete future strategic acquisitions, we may not grow in accordance with our expectations.

If we make any future acquisitions, we likely will have exposure to third parties for liabilities of the acquired business that may or may not be adequately covered by insurance or by indemnification, if any, from the former owners of the acquired business. Any of these unexpected liabilities could have a material adverse effect on us.

The loss of one or a few of our significant customers could adversely affect us.

From time to time due to the size of one or more of our repair and maintenance and construction services contracts, one or a few clients have in the past and may in the future contribute a material portion of our consolidated revenues in any one year. Because these significant customers generally contract with us for specific projects, we may lose these customers from year to year as their projects with us are completed. If we do not replace them with other customers or other projects, our financial condition and results of operations could be materially adversely affected.

Additionally, we have long-standing relationships with many significant customers. However, our contracts with these customers are on a project-by-project basis, and these customers may unilaterally reduce or discontinue their use of our services at any time. The loss of business from any one of these customers could have a material adverse effect on our business or results of operations.

Environmental factors and changes in laws and regulations could increase our costs and liabilities.

Our operations are subject to environmental laws and regulations, including those concerning

•	emissions into the air;

•	discharges into waterways;

•	generation, storage, handling, treatment and disposal of hazardous materials and wastes; and

•	health and safety.

Our projects often involve highly regulated materials, including hazardous wastes. Environmental laws and regulations generally impose limitations and standards for regulated materials and require us to obtain permits and comply with various other requirements. The improper characterization, handling, or disposal of regulated materials or any other failure by us to comply with federal, state and local environmental laws and regulations or associated environmental permits could subject us to the assessment of administrative, civil, and criminal penalties, the imposition of investigatory or remedial obligations, or the issuance of injunctions that could restrict or prevent our ability to operate our business and complete contracted projects.

In addition, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, and comparable state laws, we may be required to investigate and remediate regulated materials. CERCLA and these comparable state laws typically impose liability without regard to whether a company knew of or caused the release, and liability for the entire cost of a clean-up can be imposed upon any responsible party.

The environmental, workplace, employment and health and safety laws and regulations, among others, to which we are subject are complex, change frequently and could become more stringent in the future. It is impossible to predict the effect of any future changes to these laws and regulations on us. We cannot assure you that our operations will continue to comply with future laws and regulations or that these laws and regulations and/or a failure to comply with these laws will not significantly adversely affect our business, financial condition and results of operations.

Changes in environmental laws and regulations or a reduced level of enforcement of existing laws and regulations could adversely affect the demand for our services and our results of operations.

Changes in environmental laws and regulations that reduce existing standards and a reduced level of enforcement of these laws and regulations could adversely affect the demand by our customers for many of our services. Proposed changes in regulations and the perception that enforcement of current environmental laws has been reduced has decreased the demand for some services, as customers have anticipated and adjusted to the potential changes. Future changes could result in a decreased demand for some of our services. The ultimate impact of any such future changes will depend upon a number of factors, including the overall strength of the economy and customer’s views on whether new or more restrictive regulations will be adopted or whether there will be a relaxing of the requirements and levels of enforcement of existing regulations and the cost-effectiveness of remedies available under changed regulations. If proposed or enacted changes materially reduce demand for our environmental services, our results of operations could be adversely affected.

We face substantial competition in each of our business segments, which may have a material adverse effect on our business by reducing our ability to increase or maintain profitability.

We face competition in all aspects of our business from numerous regional, national and international competitors, many of which have greater financial and other resources than we do. Our competitors include well-established, well-financed concerns, both privately and publicly held, including many major power equipment manufacturers, engineering and construction companies and internal engineering departments at utilities and certain of our customers. The markets that we serve require substantial resources and particularly highly skilled and experienced technical personnel. We believe we compete primarily on the basis of price, customer satisfaction, our safety record and programs, the quality of our products and services and our ability to timely comply with project schedules. We may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on our business, financial condition or results of operations.

Our common stock, which is listed on the Nasdaq National Market, has experienced significant price and volume fluctuations. Since June 1, 2003, our stock price has ranged from $7.50 to $20.49. These fluctuations are likely to continue in the future, and you may not be able to resell your shares of common stock or other securities whose price is related to that of our common stock at or above the purchase price paid by you.

The market price of our common stock may change significantly in response to various factors and events beyond our control, including the following:

•	the risk factors described in this prospectus;

•	a shortfall in operating revenue or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	general conditions in our customers’ industries; and

•	general conditions in the security markets.

Some companies that have volatile market prices for their securities have been subject to security class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to this Offering

Provisions in our certificate of incorporation, by-laws, shareholder rights plan and the General Corporation Law of the State of Delaware, or DGCL, could reduce the market price of our common stock by discouraging a takeover that stockholders may consider favorable.

Our certificate of incorporation and by-laws contain certain provisions that could prevent, delay or make more difficult the ability of a third party to acquire us. These include:

•	a provision limiting the right to call special meetings of stockholders to the Chairman of our board or to a majority of the directors on our board;

•	a provision prohibiting shareholder action by written consent; and

•	provisions authorizing our board of directors to issue up to 4,800,000 shares of preferred stock having such rights, privileges and preferences as may be approved by our board, all without the consent or approval of our shareholders.

We have also adopted a shareholder rights plan that makes it difficult for any person to acquire more than 15% of our common stock without the prior consent of our board. As a result, it is highly unlikely that any person would make an unsolicited offer to acquire our company. In addition, as a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

Any one or more of these factors could have the effect of delaying or preventing a change in control or the removal of management, and deterring potential acquirers from making an offer to our shareholders.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, either by us, a member of management or a major shareholder or the perception that these sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding stock.

The issuance of additional common stock or securities convertible into common stock would result in dilution of the ownership interest in us held by existing shareholders. We are authorized to issue, without shareholder approval, 4,800,000 shares of preferred stock, no par value, in one or more series, which may give other shareholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock series, but reserves the right to do so in the future. In addition, we are authorized to issue, without shareholder approval, a significant number of additional shares of our common stock and securities convertible into either common stock or preferred stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratios of earnings to fixed charges.

		Year Ended May 31,
	Nine Months Ended February 29, 2004	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	6.93	9.31	9.89	10.02	10.38	*

For purposes of computing the ratio of earnings to fixed charges:

(1) “earnings” consist of income before provision for income taxes, distributions from unconsolidated subsidiaries, amortization of capitalized interest, and fixed charges (excluding capitalized interest) less equity in earnings of unconsolidated subsidiaries and interest capitalized; and

(2) “fixed charges” consist of interest expense, capitalized interest, amortization of debt discount and expense relating to indebtedness and estimated interest within rental expense.

There were no dividends paid or accrued during the periods presented above.

* Earnings were inadequate to cover fixed charges by $12.6 million in fiscal 1999.

USE OF PROCEEDS

Currently we intend to use the net proceeds from the sale of the securities to refund or retire debt, finance capital expenditures and future acquisitions and for other working capital and general corporate purposes. If we elect at the time of the issuance of the securities to make a different or more specific use of proceeds other than as described in this prospectus, we will describe the change in use of proceeds in the applicable prospectus supplement. Until we use the net proceeds from the sale of any securities for the above purposes, we may invest the funds in short-term, investment grade, interest-bearing securities. Our management may spend the proceeds from the sale of the securities in ways which the stockholders may not deem desirable.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means that securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. Only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the DGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see “Where You Can Find More Information”.

We may offer common stock, common stock issuable upon the conversion of preferred stock, common stock issuable upon the conversion or exchange of debt securities or upon the exercise of warrants to purchase common stock.

Authorized Capital

Currently we have authority to issue 30,000,000 shares of common stock, $0.01 par value per share. As of June 30, 2004, 17,284,326 shares of our common stock were issued and outstanding. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock do not have cumulative voting rights with respect to the election of directors or as to any other matter to be voted upon by the holders of common stock.

Dividend and Liquidation Rights

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors in its discretion from funds legally available. Therefore, in the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is UMB Bank, NA.

Anti-Takeover Provisions

Provisions of DGCL and our certificate of incorporation and bylaws may delay, defer or prevent a change of control of our company.

Delaware General Corporation Law

Under Delaware General Corporation Law, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of a Delaware corporation. The certificate of incorporation or bylaws of a Delaware corporation may, but are not required to, set a higher standard for approval of such transactions. Our certificate of incorporation and bylaws follow the statutory rule, requiring majority approval of a business combination. The DGCL also provides certain restrictions on business combinations involving interested parties. Under the DGCL, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on this provision of the DGCL to prevent or delay an acquisition of us.

Certificate of Incorporation and Bylaws

Our board of directors has the authority to issue up to 4,800,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control. The terms of the preferred stock that might be issued could potentially make more difficult or expensive our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders.

Further, our stockholders must give written notice delivered to us no less than 80 days prior to the date of any annual meeting to nominate a candidate for director or present a proposal to our stockholders at a meeting; provided that, if we give less than 90 days prior written notice of an annual meeting of stockholders then stockholders must give written notice delivered to us no less than 10 days following the date of such written notice by us to nominate a candidate for director or present a proposal to our stockholders at a meeting.

Stockholders do not have the right to call special meetings of stockholders. Only the Chairman of our Board of Directors or a majority of the board of directors may call a special meeting of stockholders. Actions may not be taken by stockholders by written consent in lieu of a meeting of stockholders.

Our certificate of incorporation presently authorizes 200,000 shares of Series B Junior Participating Preferred Stock. Each outstanding share of common stock has the right to purchase for $40 one one-hundredths of a share of such junior preferred stock in the event a person or group of persons acquires beneficial ownership of 15% or more of our common stock or announces a tender offer that would result in a person or group acquiring beneficial ownership of 15% or more of our common stock. When issued upon the exercise of such right, each one one-hundredths of a share of such junior preferred stock entitles the holder thereof, other than a holder that is the person or group person that acquired or made a tender offer to acquire beneficial ownership of 15% or more of our common stock, to purchase additional shares of our common stock or of securities of a company controlled by such person or group that proposes a business combination with us, at a substantial discount from then current market prices. At any time prior to the rights to purchase the Junior Preferred Stock becoming exercisable, we may redeem such rights for $0.01 per right and we may amend the terms relating to such rights without the consent or approval of the holders of our common stock.

The above provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change in control of our company in a manner deemed by our board of directors to not be in the best interests of our stockholders. The above provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy contests. However, these provisions could have the effect of discouraging others from making tender offers of our shares and also may have the effect of preventing changes in our company or management.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our certificate of incorporation, as amended by the certificate of designation adopted by our board with respect to each series of preferred stock. We will describe the specific terms of any series in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our certificate of incorporation and by the certificate of designation relating to that series. We will file the certificate of designation with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

General

Each series of preferred stock will have specific financial and other terms that we will describe in a prospectus supplement. Any or all of the rights of our preferred stock may have preference over, and be greater than, the rights of our common stock.

Authorized Preferred Stock

Our certificate of incorporation authorizes us to issue 5,000,000 shares of undesignated preferred stock, $0.01 par value per share, of which 200,000 shares have been reserved and designated as our Series B Junior Participating Preferred Stock having the rights, if issued, described above. At the date of this prospectus, no other shares of preferred stock have been authorized and no shares of preferred stock are outstanding.

We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors. Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

Our board of director’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may affect adversely the rights of holders of our common stock or other series of preferred stock that may be outstanding. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. Management believes that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer may be issued in one or more series. Shares of preferred stock, when issued against full payment of the purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issuance. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	the voting rights, if any;

•	the listing of the preferred stock on any securities exchange;

•	the applicable registrar and transfer agent for the series of preferred stock;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Unless we state otherwise in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all obligations and liabilities that must be satisfied by us prior to any liquidating distribution to the holders of preferred stock. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our certificate of incorporation so permits.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This section, along with the description in the applicable prospectus supplement, sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply thereto will be described in the indenture and the prospectus supplement relating to such offered debt securities.

General

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated. We will issue the debt under one of two separate indentures between us and an independent third party, usually a bank, financial institution or trust company, that is commonly referred to as the “trustee”. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. In this prospectus, we sometimes refer to the senior note indenture and the subordinated note indenture individually as an “indenture” and collectively as the “indentures.” The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series or establish additional terms for such series of debt securities. None of the indentures prohibits or in any way limits our right to incur debt in addition to that issued under the indentures.

Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which we have filed as exhibits to the registration statement.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

•	whether the debt securities will be senior or subordinated debt;

•	the price(s) at which debt securities will be issued and, if applicable, the method of determining the price;

•	whether such debt securities will be issued pursuant to a medium term notes program;

•	the date or dates on which the debt securities will mature and any right to extend such date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of such rate or rates;

•	the interest payments dates and the record date for interest payments;

•	any mandatory or optional sinking fund or analogous provisions;

•	the amounts, if any, and the dates on or after which, we may or must repay, repurchase or redeem all or a part of the debt securities;

•	the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any such conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•	whether the debt securities are to issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	each office or agency where the principal of, the premium (if any) and the interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	any right to defer payments of interest with respect to the debt securities;

•	whether the debt securities will be subject to defeasance or covenant defeasance; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

The senior debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured and will rank subordinate to and junior in right of payment, to the extent set forth in the subordinated note indenture, to all of our senior debt.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any Federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent of ours. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We also may refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

As set forth below, an exchange or transfer of a Global Note may be done, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates. The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository. Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee, any paying agent, any registrar nor any of its or our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to beneficial ownership interests in the Global Note or for any payments made on account of such beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to any beneficial ownership interests in the Global Note.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situation:

•	if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, or

•	if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Modification of the Indentures

In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

•	make any adverse change to any payment terms of a debt security such as:

•	extending the maturity date or dates,

•	extending the date on which we have to pay interest or make a sinking fund payment, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement,

•	reducing the interest rate,

•	reducing the amount of principal we have to repay,

•	changing the currency in which we have to make any payment of principal, premium or interest,

•	modifying any redemption or repurchase right to the detriment of the holder, or

•	impairing any right of a holder to bring suit for payment,

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

•	waive any past payment default; or

•	make any change to Section 9.02.

However, if we and the trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

In addition, the subordinated note indenture may not be amended without the consent of a majority of the holders of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

Consolidation, Merger and Sale

We shall not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless (1) such other corporation or person expressly assumes by supplemental indenture executed and delivered to the trustee, the payment of the principal of and premium, if any, and interest on all the debt securities and the performance of every covenant of the indenture on our part to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that such transaction complies with the provisions of the indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

Events of Default

Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•	default in any payment of principal or premium, if any, on any debt security of such series when due;

•	default for 30 days in payment of any interest, if any, on any debt security of such series (subject to the deferral of any due date in the case of an extension period);

•	default in the making or satisfaction of any sinking fund payment or analogous obligation for 30 days on the debt securities of such series;

•	default for 90 days after written notice, as provided in the indenture, to us in performance of any other covenant in respect of the debt securities of such series contained in such indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default provided with respect to debt securities of a series.

An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series.

Each indenture provides that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or in the case of discounted debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate outstanding principal amount of the debt securities of that series may, under certain circumstances, annul and rescind such acceleration. The holders of a majority in principal amount of such debt securities then outstanding may also waive on behalf of all holders of that series, past defaults with respect to a particular series of debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the debt securities of such series.

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under each indenture at the request, order or direction of any holders of debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. Subject to such indemnification provision, each indenture provides that the holders of a majority in principal amount of the debt securities of any series issued thereunder at the time outstanding shall have any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the debt securities of such series. However, the trustee may decline to act if it has not been offered reasonable indemnity or if it determines that the proceedings so directed would be illegal or involve it in any personal liability.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities we issue or securities of another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Each indenture provides that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid:

We must deposit in trust for the benefit of all direct holders of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in the U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain payment agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

The indentures provide that if we choose to have the covenant defeasance provision applied to any debt securities, we need not comply with the covenants in the indentures, including under “Consolidation, Merger and Sale” and, in the case of the subordinated note indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any Event of Default provisions relating to any restrictive covenants. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

In order to exercise the covenant defeasance option, we must put into place the same deposit in trust and opinion delivery arrangements as discussed above under “Defeasance and Discharge”.

Subordination

Any subordinated debt securities issued under the subordinated indenture will be subordinate and junior in right of payment to all our Senior Debt whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of our assets to creditors upon any:

•	liquidation;

•	dissolution;

•	winding up;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets or any bankruptcy;

•	insolvency; or

•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of our company,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt;

•	there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof; or

•	any judicial proceeding is pending with respect to any such default or event of default with respect to any Senior Debt.

“Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement by such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person; and

•	every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

“Senior Debt” means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not such claim for postpetition interest is allowed in such proceeding, on our Debt, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

The indentures will place no limitation on the amount of additional Senior Debt that may be incurred by us.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Concerning the Trustee

We may have had and may continue to have commercial and investment banking relationships with the trustee in the ordinary course of our business.

Credit Agreement and Revolving Credit Facility

In connection with the acquisition of Hake Group on March 7, 2003, we replaced our existing credit agreement with a new $87.5 million senior credit facility entered into with a group of banks. The following is a summary description of the principal terms of our new credit agreement.

Under the new credit agreement we initially borrowed a term loan of $32.5 million which, as of May 31, 2004, has been reduced to $28.4 million. Principal on the term loan is paid in quarterly installments of $1.2 million each with the entire unpaid principal amount of the term loan due on March 31, 2008. The new credit agreement also provides us with a three-year $55 million revolving credit facility. At May 31, 2004, we had $5.1 million availability remaining under the Revolver.

We pay either prime or LIBOR-based interest on funds borrowed under the credit agreement. At May 31, 2004, we were paying weighted average interest of 3.41% on the term loan and weighted average interest of 3.70% on the revolver.

The new credit agreement requires us to maintain certain financial ratios, limits the amount of additional borrowings we may make, and prohibits the payment by us of dividends on our common stock. The new credit facility is secured by all of our accounts receivable, inventory, intangibles, real property, and proceeds related thereto.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section describes the general terms and provisions of the warrants we may offer. The specific terms of any warrants we offer will be described in a prospectus supplement.

General

We may issue warrants to purchase common stock, preferred stock or units of these securities. We may issue warrants independently or together with any common stock, preferred stock or debt securities issued by us either separately or attached with such common stock, preferred stock or debt securities. We may issue warrants in such amounts or in as many distinct series as we wish. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as will be set forth in the prospectus supplement relating to the warrants being offered.

Specific Terms of the Warrants

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount, and terms of the common stock and/or preferred stock purchasable upon exercise of the warrants;

•	if issued together as units with other securities offered by us, the date on and after which the warrants and such other securities will be separately transferable;

•	the price or prices at which the common stock and/or preferred stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in the case of warrants to purchase our common stock or preferred stock, any provisions for adjustment of the number or amount of shares of our common stock or preferred stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to or through one or more underwriters or dealers,

•	directly to purchasers,

•	through agents, or

•	through a combination of any of these methods of sale.

We may sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of the securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions:

•	block trades,

•	fixed-price offerings;

•	at-the-market offerings,

•	negotiated transactions,

•	put or call option transactions relating to the securities,

•	under delayed delivery contracts or other contractual commitments, or

•	a combination of such methods of sale.

We may determine the price or other terms of the securities offered in this prospectus or any applicable prospectus supplement by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Each time we offer securities pursuant to this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent, if any, involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts, concessions or commissions and other items that may constitute compensation received by the underwriters, dealers, agents or broker-dealers;

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers,

•	any securities exchanges on which the securities will be listed; and

•	the anticipated delivery date of the securities.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (where such persons acted as agents for the purchasers in connection with the sale of securities). The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other purchasers participating in the distribution of the securities may be considered “underwriters” under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by them on the sale of the securities may be treated as underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the prospectus supplement. Unless otherwise indicated, any such agent will be acting on a best efforts only basis for the period of its appointment.

We may engage Banc One Capital Markets, Inc., or J. P. Morgan Securities Inc. (in either case, our “Agent”), to act as agent or principal for offerings from time to time of shares of our common stock in one or more placements pursuant to a distribution agreement between us and our Agent. The terms of sales to or through our Agent pursuant to the distribution agreement will be set out in more detail in a prospectus supplement to this prospectus. When acting as agent, our Agent will use commercially reasonable efforts to sell the shares pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. Our Agent, in its capacity as agent or principal, could arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for our common stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

If we engage underwriters or agents other than our Agent to conduct at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us such other underwriters or agents. The terms of sales to or through such other underwriters or agents may be set out in more detail in one or more prospectus supplements to this prospectus. If we enter into any such distribution agreement, then during the term of such agreement we may issue and sell shares of our common stock to or through one or more of such other underwriters or agents, which may act on an agency basis or on a principal basis. In such case, we may sell shares on a daily basis in at-the-market transactions or otherwise as we agree with such other underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock.

The common stock sold through our Agent or any other underwriters or agents in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds, which will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of common stock sold to or through our Agent or any other underwriters or agents in at-the-market offerings, the net proceeds to us and the compensation paid by us to our Agent or any other underwriters or agents in connection with such sales of common stock. Pursuant to the terms of the distribution agreement with our Agent or any other distribution agreement we may enter into, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities.

The number of shares that we may sell in at-the-market offerings pursuant to this prospectus may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. Accordingly, we may not sell more than 1,704,724 shares of our common stock in “at the market offerings” pursuant to this prospectus.

In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Our common stock is listed on the Nasdaq National Market under the symbol “MTRX.” Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. The preferred stock, warrants and debt securities that we may sell pursuant to this prospectus, and any prospectus supplement, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell.

Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

LEGAL MATTERS

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. will pass on the validity of the securities offered by this prospectus for us. Any underwriter(s) will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended May 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Matrix pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities we may offer, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

Our common stock is listed on the Nasdaq National Market under the symbol “MTRX.” Our reports, proxy statements and other information may also be accessed through the Nasdaq web site at www.nasdaq.com.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(1)	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2003;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003;

Note: During the second quarter of fiscal 2004, the Company declared a two-for-one stock split payable, on November 21, 2003, in the form of a one-for-one stock dividend to shareholders of record on October 31, 2003. The Annual Report on Form 10-K for the fiscal year ended May 31, 2003 and the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003 have not been restated.

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2003;

(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004;

(5)	The description of our common stock is set forth in our registration statement on Form 8-A/A filed with the Securities and Exchange Commission on September 28, 1990, and any subsequent amendments or reports filed for the purpose of updating this description;

(6)	The following Current Reports on Form 8-K:

(a) Form 8-K filed with the SEC on August 12, 2003;

(b)Form 8-K filed with the SEC on October 14, 2003;

(c) Form 8-K filed with the SEC on October 22, 2003;

(d) Form 8-K filed with the SEC on October 24, 2003;

(e) Form 8-K filed with the SEC on December 2, 2003;

(f) Form 8-K filed with the SEC on January 8, 2004;

(g) Form 8-K filed with the SEC on January 28, 2004;

(h)Form 8-K filed with the SEC on April 8, 2004;

(i) Form 8-K filed with the SEC on April 30, 2004;

(j) Form 8-K filed with the SEC on June 23, 2004; and

(k) Form 8-K filed with the SEC on June 23, 2004;

(7)	Our Proxy Statement for our Annual Meeting of Stockholders held on October 21, 2003;

(8)	Our Proxy Statement for a Special Meeting of Stockholders held on March 23, 2004.

The reports and other documents that we file after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning our corporate secretary at the following address:

Matrix Service Company

10701 E. Ute St.

Tulsa, Oklahoma 74116-1517

(918) 838-8822

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$15,838.00
Accounting Fees and Expenses*	$58,000.00
Printing Fees*	$20,000.00
Legal Fees and Expenses*	$50,000.00
Miscellaneous*	$5,162.00

TOTAL	$149,000.00

*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in part, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our certificate of incorporation and bylaws provide that we shall indemnify, to the full extent authorized or permitted by law (as now or hereafter in effect), any person involved, or threatened to be involved, including, without limitation as a party or witness, in any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person (including the heirs, executors, administrators or estate of such person), is or was a director, officer, employee or agent of ours or by reason of the fact that such director or officer, at our request is or was serving at any other corporation, partnership, joint venture, trust or other entity, in any capacity. Our certificate of incorporation and bylaws further provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of another partnership, joint venture, trust or other entity against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, to the fullest extent permitted under applicable law as then in effect. In addition, our certificate of incorporation and bylaws provide that we may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit), as well as enter into contracts providing for indemnification to the full extent authorized or permitted by law to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

Moreover, our certificate of incorporation further provides that our directors shall not be personally liable to us or our stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director, except a director shall be liable to the extent provided by applicable law (i) for any breach of such director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases) or (iv) for any transaction from which such director derived an improper personal benefit. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

We have entered into indemnification agreements with our directors and executive officers which provide that we will indemnify our directors and executive officers to the maximum extent permitted under Delaware law.

We also have obtained a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits

Exhibits and Index of Exhibits

Exhibit Number	Exhibit

1.1	Form of Common Stock Underwriting Agreement*

1.2	Form of Preferred Stock Underwriting Agreement*

1.3	Form of Debt Securities Underwriting Agreement*

1.4	Form of Distribution Agreement for At-the-Market Offerings*

3.1	Restated Certificate of Incorporation dated September 28, 1990**

3.2	Certificate of Designations, Preferences and Rights of Series B Junior Preferred Stock dated November 12, 1999**

3.3	Certificate of Amendment of Restated Certificate of Incorporation dated October 31, 2000**

3.4	Bylaws, as amended (Exhibit 3.2 to our Registration Statement on Form S-1 (No. 33-36081), as amended, is hereby incorporated by reference)

4.1	Form of Certificate of Designation for the Preferred Stock (together with Preferred Stock Certificate)*

4.2	Form of Senior Indenture*

4.3	Form of Senior Note*

4.4	Form of Subordinated Indenture*

4.5	Form of Subordinated Note*

4.6	Form of Warrant for Common Stock (together with Form of Warrant Certificate)*

4.7	Form of Warrant for Preferred Stock (together with Form of Warrant Certificate)*

5.1	Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. **

10.1	Amended and Restated Stock Purchase Agreement and Conversion to Asset Purchase Agreement, dated August 31, 1999, by and among Matrix Service Company and Caldwell Tanks, Inc. (Exhibit 99.1 to our current report on Form 8-K (File No. 0-18716) filed September 13, 1999, is hereby incorporated by reference).

10.2	Rights Agreement (including a form of Certificate of Designation of Series B Junior participating Preferred Stock as Exhibit A thereto, a form of Right Certificate as Exhibit B thereto and a summary of Rights to Purchase Preferred Stock as Exhibit C thereto), dated November 2, 1999, (Exhibit 1 to the Company’s current report on Form 8-K (File No. 0-18716) filed November 9, 1999, is hereby incorporated by reference.

10.3	Equity Interests Purchase Agreement dated as of March 7, 2003 by and among Hake Acquisition Corp., Matrix Service Company, and the Holders of the Equity Interests of The Hake Group of Companies. (Exhibit 99.1 to the Company’s current report on Form 8-K (File No. 0-18216), filed March 24, 2003, is hereby incorporated by reference).

10.4	Credit Agreement dated as of March 7, 2003, by and among Matrix Service Company, the Lenders referred to therein, Bank One, Oklahoma N.A., as Agent and Wells Fargo Bank Texas, N.A., as Co-Agent. (Exhibit 99.2 to the Company’s current report on Form 8-K (File No. 0-18216), filed March 24, 2003, is hereby incorporated by reference).

10.5	Amendment No. One to Credit Agreement**

10.6	Amendment No. Two to Credit Agreement**

10.7	Amendment No. Three to Credit Agreement**

10.8	Amendment No. Four to Credit Agreement**

10.9	Amendment No. Five to Credit Agreement**

12.1	Ratio of Earnings to Fixed Charges**

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (contained in Exhibit 5.1)**

24.1	Power of Attorney – Reference is made to page II-5 hereof**

*	We will file one or more of these documents as an exhibit to a Current Report on Form 8-K as are appropriate to any securities being offered by us pursuant to a prospectus supplement to this registration statement as well as any statement of eligibility of a trustee in connection with an offering of debt securities and any opinions of Hall, Estill, Hardwick, Gable Golden & Nelson, PC, not previously filed.
**	Filed herewith

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa State of Oklahoma, on the 30th day of June, 2004.

MATRIX SERVICE COMPANY

June 30, 2004	/s/ Bradley S. Vetal
Bradley S. Vetal
Chairman of Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bradley S. Vetal and George L. Austin, or any one of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-3 (including any post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, or any one of them acting alone, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bradley S. Vetal Bradley S. Vetal	Chairman of Board, President, Chief Executive Officer and Director	June 25, 2004

/s/ George L. Austin George L. Austin	Vice President Finance, (Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	June 25, 2004

/s/ Michael J. Hall Michael J. Hall	Director	June 25, 2004

/s/ Hugh E. Bradley Hugh E. Bradley	Director	June 25, 2004

/s/ Tom E. Maxwell Tom E. Maxwell	Director	June 25, 2004

/s/ I. E. (Ed) Hendrix I. E. (Ed) Hendrix	Director	June 25, 2004

/s/ Paul K. Lackey Paul K. Lackey	Director	June 25, 2004

Exhibit Index

Exhibit Number	Exhibit

1.1	Form of Common Stock Underwriting Agreement*

1.2	Form of Preferred Stock Underwriting Agreement*

1.3	Form of Debt Securities Underwriting Agreement*

1.4	Form of Distribution Agreement for At-the-Market Offerings*

3.1	Restated Certificate of Incorporation dated September 28, 1990**

3.2	Certificate of Designations, Preferences and Rights of Series B Junior Preferred Stock dated November 12, 1999**

3.3	Certificate of Amendment of Restated Certificate of Incorporation dated October 31, 2000**

3.4	Bylaws, as amended (Exhibit 3.2 to our Registration Statement on Form S-1 (No. 33-36081), as amended, is hereby incorporated by reference)

4.1	Form of Certificate of Designation for the Preferred Stock (together with Preferred Stock Certificate)*

4.2	Form of Senior Indenture*

4.3	Form of Senior Note*

4.4	Form of Subordinated Indenture*

4.5	Form of Subordinated Note*

4.6	Form of Warrant for Common Stock (together with Form of Warrant Certificate)*

4.7	Form of Warrant for Preferred Stock (together with Form of Warrant Certificate)*

5.1	Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.**

10.1	Amended and Restated Stock Purchase Agreement and Conversion to Asset Purchase Agreement, dated August 31, 1999, by and among Matrix Service Company and Caldwell Tanks, Inc. (Exhibit 99.1 to our current report on Form 8-K (File No. 0-18716) filed September 13, 1999, is hereby incorporated by reference).

10.2	Rights Agreement (including a form of Certificate of Designation of Series B Junior participating Preferred Stock as Exhibit A thereto, a form of Right Certificate as Exhibit B thereto and a summary of Rights to Purchase Preferred Stock as Exhibit C thereto), dated November 2, 1999, (Exhibit 1 to the Company’s current report on Form 8-K (File No. 0-18716) filed November 9, 1999, is hereby incorporated by reference.

10.3	Equity Interests Purchase Agreement dated as of March 7, 2003 by and among Hake Acquisition Corp., Matrix Service Company, and the Holders of the Equity Interests of The Hake Group of Companies. (Exhibit 99.1 to the Company’s current report on Form 8-K (File No. 0-18216), filed March 24, 2003, is hereby incorporated by reference).

10.4	Credit Agreement dated as of March 7, 2003, by and among Matrix Service Company, the Lenders referred to therein, Bank One, Oklahoma N.A., as Agent and Wells Fargo Bank Texas, N.A., as Co-Agent. (Exhibit 99.2 to the Company’s current report on Form 8-K (File No. 0-18216), filed March 24, 2003, is hereby incorporated by reference)

10.5	Amendment No. One to Credit Agreement**

10.6	Amendment No. Two to Credit Agreement**

10.7	Amendment No. Three to Credit Agreement**

10.8	Amendment No. Four to Credit Agreement**

10.9	Amendment No. Five to Credit Agreement**

12.1	Ratio of Earnings to Fixed Charges**

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (contained in Exhibit 5.1)**

24.1	Power of Attorney – Reference is made to page II-5 hereof**

*	We will file one or more of these documents as an exhibit to a Current Report on Form 8-K as are appropriate to any securities being offered by us pursuant to a prospectus supplement to this registration statement as well as any statement of eligibility of a trustee in connection with an offering of debt securities and any opinions of Hall, Estill, Hardwick, Gable Golden & Nelson, PC, not previously filed.
**	Filed herewith